EXHIBIT 99.01

Contact:	Chris Lowden Archon Corporation

Telephone Number:	702/732-9120; ext. 227

ARCHON CORPORATION ANNOUNCES ACQUISITION

OF FEE OWNERSHIP OF PIONEER HOTEL & GAMBLING HALL IN LAUGHLIN, NEVADA

AND CLOSING OF DUKE’S CASINO IN SPARKS, NEVADA

Las Vegas, Nevada – January 9, 2003 (Archon OTC: ARHN). Archon Corporation (“Archon”) announced today the closing of the purchase of the fee ownership of the Pioneer Hotel & Gambling Hall (the “Pioneer”) in Laughlin, Nevada on December 29, 2003.

Archon purchased the fee interest from an affiliate of GE Capital pursuant to an early purchase option under its existing lease agreement. The purchase price was approximately $36.0 million dollars, $18.0 million of which was borrowed from a bank. Archon intends to continue to operate the Pioneer in the same manner as it did when it was leasing the property and does not anticipate implementing any significant changes.

Paul Lowden, Chairman of the Board and Chief Executive Officer of Archon stated: “We are excited about this asset acquisition, and we will continue our efforts to provide an entertaining experience to our Pioneer customers.”

In addition, Archon ceased operating Duke’s Casino in Sparks, Nevada that was operated through one of its subsidiaries. All of the furniture, fixtures, gaming and non-gaming equipment and inventories have been transferred to the Pioneer.

This press release contains certain “forward looking” information as that terms is defined within the meaning of Section 27A of Securities Act of 1933, Section 21E of Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company is subject to factors affecting future statements that involve risks and uncertainties, including, but not limited to general and industry economic conditions, Laughlin tourism conditions, results of operations, dispositions and acquisitions, and national and international factors affecting tourism and gaming. For a summary of certain “forward looking” factors that affect the Company, see the Company’s filings made with the United States Securities and Exchange Commission.